EXHIBIT 99

The Ryland Group, Inc.
News Release	www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
		Investor Relations	(818) 223-7530
Marya Jones, Communications Manager
		Media Relations	(818) 223-7591

RYLAND REPORTS 38 PERCENT INCREASE IN THIRD-QUARTER EPS,
ISSUES EARNINGS GUIDANCE FOR 2005, ANNOUNCES 2-FOR-1 STOCK SPLIT
AND 20 PERCENT INCREASE IN DIVIDEND

CALABASAS, Calif. (October 20, 2004) — The Ryland Group, Inc. (NYSE: RYL), today announced record results for its third quarter ended September 30, 2004, including the highest third-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history. Highlights include:

•	Diluted earnings of $3.32 per share for the quarter ended September 30, 2004, representing an increase of 38.3 percent over the same period in the prior year

•	Revenues of $1,034.3 million for the quarter ended September 30, 2004, reflecting an increase of 18.6 percent over the quarter ended September 30, 2003

•	Gross profit margins from home sales of 23.1 percent for the quarter ended September 30, 2004, compared to 22.5 percent for the quarter ended September 30, 2003

•	Record third-quarter new orders of 3,932, signifying a 4.9 percent increase over the quarter ended September 30, 2003

•	Record third-quarter closings of 3,879, reflecting an increase of 3.9 percent over the third quarter of 2003

•	Record backlog units of 9,057, up 17.5 percent at September 30, 2004, compared to September 30, 2003, and dollar backlog at $2.5 billion, up 35.2 percent from September 30, 2003, the highest quarter-end backlog in the Company’s history

•	The repurchase of approximately 322,000 shares of Ryland common stock during the third quarter of 2004

•	Announcement of a two-for-one stock split of the Company’s common stock, which will be effected in the form of a stock dividend

•	Announcement of a 20 percent increase in the Company’s common stock dividend

•	Issuance of earnings guidance for the fiscal year ending December 31, 2005. Diluted earnings per share is expected to exceed $14.00 for 2005.

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RYLAND THIRD-QUARTER RESULTS

RECORD RESULTS HIGHLIGHT THIRD QUARTER

     The Company’s consolidated net earnings for the three months ended September 30, 2004, represented a third-quarter record at $83.0 million, or $3.32 per diluted share, compared to consolidated net earnings of $63.3 million, or $2.40 per diluted share, for the third quarter of 2003.

     The homebuilding segment reported third-quarter pretax earnings of $136.5 million, which represents a 35.4 percent rise over the $100.8 million reported for the third quarter of 2003. The increase over the prior year was primarily attributable to higher volume and increased margins on homes closed.

     Homebuilding revenues rose $161.0 million, or 18.9 percent, to $1,011.2 million for the third quarter of 2004, compared to the same period in the prior year. This was primarily the result of a 14.7 percent increase in the average closing price of a home from $224,000 for the quarter ended September 30, 2003, to $257,000 for the quarter ended September 30, 2004. Homebuilding revenues for the third quarter of 2004 included $13.8 million from land sales, compared to $14.5 million for the third quarter of 2003, which contributed net gains of $3.4 million and $1.1 million to pretax earnings in 2004 and 2003, respectively.

     New orders of 3,932 for the third quarter of 2004 represented a 4.9 percent increase, compared to new orders of 3,748 for the third quarter of 2003. The Company operated in 324 active communities at September 30, 2004, compared to 325 active communities at September 30, 2003. The Company’s backlog at the end of the third quarter of 2004 increased to 9,057 outstanding contracts from 7,709 outstanding contracts at September 30, 2003, a rise of 17.5 percent. The dollar value of the Company’s backlog at September 30, 2004, was $2.5 billion, or an increase of 35.2 percent over that of September 30, 2003.

     Gross profit margins from home sales averaged 23.1 percent in the third quarter of 2004, compared to 22.5 percent in the third quarter of 2003. The improvement in gross margins was attributable to sales prices increasing at a greater rate than costs and a higher percentage of closings in higher margin markets. Selling, general and administrative expenses, as a percentage of revenue, were 9.6 percent in the third quarter of 2004 versus 9.5 percent for the same period in 2003. The Company capitalized all interest incurred during the third quarter of 2004 due to increased development activity during the period. This compares to interest expense of $1.7 million in the third quarter of 2003. The pretax homebuilding margin was 13.5 percent in the third quarter of 2004, compared to 11.9 percent in the third quarter of 2003.

     Corporate expenses were $17.3 million for the third quarter of 2004, compared to $14.7 million for the same period in the prior year. The rise in corporate expenses was primarily attributable to increased incentive compensation, which was due to improvement in the Company’s financial results.

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RYLAND THIRD-QUARTER RESULTS

     The Company’s financial services segment, which includes Ryland Mortgage Company and its title, escrow and insurance services, reported pretax earnings of $15.7 million for the third quarter of 2004, compared to $15.2 million for the same period last year. This increase was primarily attributable to a $1.1 million gain on the sale of a portion of the investment portfolio during the quarter. This increase was partially offset by reduced gains on the sale of mortgages and loan servicing rights as a result of an increase in less profitable adjustable-rate mortgage product and a more competitive marketplace. Mortgage origination dollars increased by 17.8 percent from $584.1 million for the quarter ended September 30, 2003, to $688.0 million for the quarter ended September 30, 2004, as a result of a 2.1 percent increase in units originated and a 15.4 percent rise in average loan size. The capture rate of mortgages originated for homebuilding customers was 85.1 percent in the third quarter of 2004, compared to 85.3 percent in the third quarter of 2003.

NEW RECORDS ESTABLISHED FOR THE FIRST NINE MONTHS OF 2004

     Consolidated net earnings for the nine months ended September 30, 2004, increased 36.3 percent to a record $211.9 million, or $8.40 per diluted share, from $155.5 million, or $5.85 per diluted share, for the nine months ended September 30, 2003.

     The Company’s homebuilding segment reported pretax earnings of $349.6 million for the nine months ended September 30, 2004, compared to $250.6 million for the same period in the prior year, representing an increase of 39.5 percent. Homebuilding revenues rose $341.0 million to $2,648.5 million for the nine months ended September 30, 2004, compared to $2,307.5 million for the same period in the previous year. Homebuilding revenues for the nine months ended September 30, 2004, included revenues of $36.3 million from land sales, compared to $22.5 million for the nine months ended September 30, 2003, contributing net gains of $8.9 million and $2.1 million to pretax earnings, respectively. The Company closed 10,447 homes for the nine months ended September 30, 2004, compared to 10,324 homes closed for the nine months ended September 30, 2003. New orders were 13,663 for the nine months ended September 30, 2004, representing an increase of 7.9 percent, compared to 12,665 for the same period in 2003.

     Housing gross profit margins rose to 23.4 percent for the nine months ended September 30, 2004, versus 21.7 percent for the same period in 2003. The improvement in gross margins was attributable to sales prices increasing at a greater rate than costs and a higher percentage of closings from higher margin markets. Selling, general and administrative expenses, as a percentage of revenue, were 10.2 percent for the nine months ended September 30, 2004, versus 10.3 percent for the corresponding period in 2003. Compared to the results for the nine months ended September 30, 2003, interest expense decreased $4.9 million to $0.2 million in 2004. This was primarily attributable to an increase in capitalized interest, which resulted from a heightened level of development activity; and partially offset by a reduction in interest earnings on cash investments.

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RYLAND THIRD-QUARTER RESULTS

STOCK REPURCHASE PROGRAM

     The Company repurchased approximately 322,000 shares of its common stock during the third quarter of 2004. At September 30, 2004, the Company had Board authorization to purchase approximately 654,000 additional shares.

COMMON STOCK DIVIDEND

     The Company will be increasing its quarterly common stock dividend by 20 percent from $0.10 per share to $0.12 per share effective in the fourth quarter of 2004.

STOCK SPLIT

     Ryland’s Board of Directors has approved a two-for-one stock split of the Company’s common stock, which will be effected in the form of a stock dividend. Record holders of the Company’s common stock as of the close of business on November 15, 2004, will be entitled to one additional share for each share held. The new shares will be distributed on November 30, 2004.

     All references in this press release and in the following consolidated financial statements to common shares, dividends, per share amounts and stock plans do not reflect the impact of the two-for-one stock split.

2005 EARNINGS GUIDANCE

     The Company anticipates that diluted earnings per share will exceed $14.00 for the fiscal year ending December 31, 2005.

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RYLAND THIRD-QUARTER RESULTS

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company currently operates in 27 markets across the country and has built more than 225,000 homes and financed more than 195,000 mortgages since its founding in 1967. Ryland is a Fortune 500 company listed on the New York Stock Exchange under the symbol “RYL.” Previous news releases may be obtained at www.ryland.com.

Note: Certain statements in this press release may be regarded as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may qualify for the safe harbor provided for in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the Company’s expectations and beliefs concerning future events, and no assurance can be given that the future results described in this press release will be achieved. These forward-looking statements can generally be identified by the use of statements that include words such as “anticipate,” “believe,” “estimate,” “expect,” “foresee,” “goal,” “intend,” “likely,” “may,” “plan,” “project,” “should,” “target,” “will” or other similar words or phrases. All forward-looking statements contained herein are based upon information available to the Company on the date of this press release. Except as may be required under applicable law, the Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Forward-looking statements are subject to risks and uncertainties which include, among others:

•	economic changes nationally or in the Company’s local markets, including volatility in interest rates, inflation, changes in consumer confidence levels and the state of the market for homes in general;

•	the availability and cost of land;

•	increased land development costs on projects under development;

•	shortages of skilled labor or raw materials used in the production of houses;

•	increased prices for labor, land and raw materials used in the production of houses;

•	increased competition;

•	failure to anticipate or react to changing consumer preferences in home design;

•	delays in land development or home construction resulting from adverse weather conditions;

•	potential delays or increased costs in obtaining necessary permits as a result of changes to laws, regulations, or governmental policies (including those that affect zoning, density, building standards and the environment);

•	delays in obtaining approvals from applicable regulatory agencies and others in connection with the Company’s communities and land activities; or

•	other factors over which the Company has little or no control.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
REVENUES
Homebuilding	$1,011,211	$850,176	$2,648,506	$2,307,511
Financial services	23,111	22,008	58,936	64,380

TOTAL REVENUES	1,034,322	872,184	2,707,442	2,371,891

EXPENSES
Homebuilding
Cost of sales	777,243	661,468	2,027,680	1,808,473
Selling, general and administrative	97,484	81,086	271,024	238,276
Interest	—	1,708	210	5,109
Expenses related to early retirement of debt	—	5,086	—	5,086

Total homebuilding expenses	874,727	749,348	2,298,914	2,056,944
Financial services
General and administrative	7,147	6,381	19,114	17,872
Interest	234	426	815	1,230

Total financial services expenses	7,381	6,807	19,929	19,102
Corporate expenses	17,306	14,722	44,062	40,847

TOTAL EXPENSES	899,414	770,877	2,362,905	2,116,893
Earnings before taxes	134,908	101,307	344,537	254,998
Tax expense	51,939	37,973	132,647	99,449

NET EARNINGS	$82,969	$63,334	$211,890	$155,549

NET EARNINGS PER COMMON SHARE
Basic	$3.50	$2.56	$8.88	$6.23
Diluted	$3.32	$2.40	$8.40	$5.85
AVERAGE COMMON SHARES OUTSTANDING
Basic	23,684,021	24,768,351	23,872,321	24,962,634
Diluted	24,959,820	26,361,568	25,241,451	26,570,939

CONSOLIDATED BALANCE SHEETS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	September 30,	December 31,
	2004	2003
	(unaudited)
ASSETS
Homebuilding
Cash and cash equivalents	$55,190	$314,518
Housing inventories
Homes under construction	1,138,407	734,280
Land under development and improved lots	690,167	602,504
Consolidated inventory not owned	122,315	59,868

Total inventories	1,950,889	1,396,652
Property, plant and equipment	49,395	40,853
Purchase price in excess of net assets acquired	18,185	18,185
Other	46,905	59,432

	2,120,564	1,829,640

Financial Services
Cash and cash equivalents	12,610	2,186
Mortgage-backed securities and notes receivable	11,431	26,260
Other	32,046	39,824

	56,087	68,270

Other Assets
Net deferred taxes	39,547	37,443
Other	87,479	72,237

TOTAL ASSETS	2,303,677	2,007,590

LIABILITIES
Homebuilding
Accounts payable and other liabilities	455,275	366,131
Debt	583,500	540,500

	1,038,775	906,631

Financial Services
Accounts payable and other liabilities	23,461	23,376
Short-term notes payable	11,305	26,254

	34,766	49,630

Other Liabilities	180,621	170,136

TOTAL LIABILITIES	1,254,162	1,126,397

MINORITY INTEREST	89,958	56,651

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 80,000,000 shares
Issued - 23,648,325 shares (24,276,247 for 2003)	23,648	24,276
Retained earnings	935,616	799,135
Accumulated other comprehensive income	293	1,131

TOTAL STOCKHOLDERS’ EQUITY	959,557	824,542

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,303,677	$2,007,590

SEGMENT INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Earnings before taxes
Homebuilding	$136,484	$100,828	$349,592	$250,567
Financial services	15,730	15,201	39,007	45,278
Corporate	(17,306)	(14,722)	(44,062)	(40,847)

Total	$134,908	$101,307	$344,537	$254,998

HOMEBUILDING OPERATIONAL DATA (unaudited)
The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total
For the three months ended September 30,
New Orders (units)
2004	975	655	1,098	1,204	3,932
2003	1,100	770	1,124	754	3,748

Closings (units)
2004	1,154	853	1,003	869	3,879
2003	1,117	843	1,074	701	3,735

Average Closing Price (in thousands)
2004	$301	$165	$228	$323	$257
2003	$254	$158	$209	$277	$224

For the nine months ended September 30,
New Orders (units)
2004	3,553	2,678	4,006	3,426	13,663
2003	3,563	2,797	3,770	2,535	12,665

Closings (units)
2004	3,236	1,997	2,957	2,257	10,447
2003	3,239	2,306	2,840	1,939	10,324

Average Closing Price (in thousands)
2004	$284	$168	$226	$305	$250
2003	$253	$158	$206	$266	$221

Outstanding Contracts at September 30,
Units
2004	2,055	1,490	3,272	2,240	9,057
2003	2,070	1,450	2,721	1,468	7,709

Dollars (in millions)
2004	$642	$250	$825	$748	$2,465
2003	$575	$239	$594	$415	$1,823

Average Price (in thousands)
2004	$313	$168	$252	$334	$272
2003	$278	$165	$218	$283	$236

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
RESULTS OF OPERATIONS
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$11,734	$13,074	$32,319	$40,032
Title/escrow/insurance	6,234	4,766	15,900	12,816
Net origination fees	3,123	2,828	6,779	7,298
Interest
Mortgage-backed securities and notes receivable	718	1,031	2,245	3,438
Other	219	297	610	779

Total interest	937	1,328	2,855	4,217
Gain on sale of investments	1,074	—	1,074	—
Other	9	12	9	17

Total revenues	23,111	22,008	58,936	64,380
Expenses
General and administrative	7,147	6,381	19,114	17,872
Interest	234	426	815	1,230

Total expenses	7,381	6,807	19,929	19,102

Pretax earnings	$15,730	$15,201	$39,007	$45,278

OPERATIONAL DATA
Retail operations:
Originations (units)	3,122	3,058	8,322	8,542
Ryland Homes closings as a percentage of total closings	99.2%	98.6%	99.0%	98.5%
Ryland Homes origination capture rate	85.1%	85.3%	84.8%	86.2%
Investment operations:
Mortgage-backed securities and notes receivable average balance	$16,658	$31,272	$21,247	$35,012